EXHIBIT 99.1

4Front Announces Governance and Financial Updates, Including Update on Earnings Release Timing and Issuance of Restricted Stock Units

PHOENIX, Ariz., April 3, 2025 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQB: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced changes to its Board of Directors, provided an update on the timing of its fourth quarter and fiscal year 2024 financial results, and announced the issuance of certain equity grants in lieu of cash Board pay.

Effective March 29, 2025, Chetan Gulati, Roman Tkachenko, and Leo Gontmakher have stepped down from the Company's Board of Directors. These changes are part of a broader effort to enhance governance and support the Company's long-term strategic priorities. The departing directors are affiliated with the Company's senior lenders—Mr. Gulati with Navy Capital, and Messrs. Tkachenko and Gontmakher with LI Lending —and their resignations are intended to eliminate potential conflicts of interest and enable more independent oversight and decision making in regard to those lenders. Chairman Kris Krane and Audit Chair David Daily will remain on the Board to provide continuity.

The Company also announced that it did not file its audited financial statements for the year ended December 31, 2024, and related disclosures, including its Annual Report on Form 10-K, by the prescribed filing deadline of March 31, 2025. The delay is related to ongoing financing and restructuring efforts, which have temporarily impacted the timing of the Company's year-end audit. 4Front is actively working to complete these initiatives and remains committed to filing its Form 10-K as soon as practicable.

While the Company does not expect to file within the 15-day extension period provided under Rule 12b-25, it anticipates completing the filing within sixty days of resuming its audit engagement.

The Company has also agreed to issue a total of 6,573,486 Restricted Stock Units (RSUs) at a deemed issue price of C$0.05 per share to four of the Company's directors in lieu of cash pay for Board service; the fifth director does not receive cash pay and will not receive RSUs. The RSUs cover the period from May 2024 through February 2025 and are not related to the directors' decision to step down. The RSUs shall vest upon the occurrence of a "Vesting Event," as defined in the applicable RSU agreements, and the underlying subordinate voting shares will be issued upon the earliest occurrence of any "Distribution Event." The Board is satisfied that the dollar value of services provided by the RSU holders is equal to the issue price set for the RSU shares.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade-plus of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit 4frontventures.com.

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SOURCE 4Front Ventures Corp.

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%CIK: 0001783875

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602-428-5337

CO: 4Front Ventures Corp.

CNW 17:30e 03-APR-25